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                                                                   EXHIBIT 4.10

                            INDEMNIFICATION AGREEMENT

     THIS INDEMNIFICATION AGREEMENT ("Agreement") is made and entered into as of the 11th day of June, 2001, by and among EMPYREAN BIOSCIENCE, INC., a Delaware corporation ("Company"), RICHARD C. ADAMANY, BENNETT S. RUBIN and UPTIC INVESTMENTS CO. (each individually, a "Guarantor" and collectively, "Guarantors").

                                    RECITALS

     A. The Company is a party to a Subscription Agreement dated June 11, 2001 with Laurus Master Fund, Ltd. ("Laurus") pursuant to which, among other things, the Company issued and sold a Convertible Promissory note ("Note") and a Common Stock Purchase Warrant ("Warrant") to Laurus (the "Subscription Agreement").

     B. In the Subscription Agreement, the Company has agreed to register the shares of its common stock issuable on conversion of the Note and on exercise of the Warrant (the "Registration Obligations").

     C. Each of the Guarantors is a party to a Security Agreement dated June 11, 2001 with Laurus (the "Security Agreement") pursuant to which the Guarantors have pledged shares of the Company's common stock held by them (the "Pledged Shares") as security for the Company's fulfillment of the Registration Obligations.

     D. The Company wishes to indemnify the Guarantors against the loss of all or a portion of the Pledged Shares upon exercise by Laurus of its rights under the Security Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the parties agree as follows:

     1. Indemnification. The Company shall indemnify and hold each Guarantor
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harmless from and against any losses directly or indirectly resulting from the failure of the Company to discharge in full any of the Registration Obligations.

     2. Determination of Amount of Loss.
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     a)   Set forth below is a true and correct listing of the number of the
          Pledged Shares pledged by each Guarantor pursuant to the Security agreement:

                 Richard C. Adamany                 1,625,000
                                                    ---------
                 Bennett S. Rubin                   1,625,000
                                                    ---------
                 Uptic Investments Co.              1,153,750
                                                    ---------


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     b)   Upon the loss of any of the Pledged Shares by a Guarantor due to the
          Company's failure to discharge any of the Registration Obligations (the "Involuntary Conversion"), the Company shall issue to such Guarantor, for no additional consideration, that number of shares of the Company's common stock that equals the number of Pledged Shares taken by Laurus pursuant to the Security Agreement (the "Replacement Shares") within five (5) days after receiving written notice thereof. The Replacement Shares shall be issued to the Guarantor as of the same date as the Pledged Shares taken by Laurus in the Involuntary Conversion and at the closing bid price of the stock on the date of the Involuntary Conversion. In addition to the issuance of the Replacement Shares on the occurrence of an Involuntary Conversion, the Company shall indemnify each of the Guarantors for any loss (a "Tax Loss") suffered by him or it as a result of (i) any capital gain to the Guarantor as a result of the transfer of the Pledged Shares to Laurus in the Involuntary Conversion, or (ii) short term capital gains treatment incurred as a result of a sale of the Replacement Shares in connection with the sale of all or substantially all of the voting securities of the Company to a third party (a "Change of Control"). The Tax Loss on a gain on the Involuntary Conversion shall be the full amount of federal and state taxes owing by the Guarantor as a result of the Involuntary Conversion. The Tax Loss on a Change of Control shall be the difference between (i) the amount of federal and state short-term capital gain taxes paid by the Guarantor as a result of the sale of the Replacement Shares in a Change of Control, and (ii) the amount of federal and state long-term capital gain taxes that would have been paid by the Guarantor but for the sale of the Replacement Shares in a Change of Control. The Company shall also pay the Guarantor a Gross Up Payment (as defined below) with respect to the indemnification for any Tax Loss. "Gross Up Payment" means an amount equal to the aggregate amount of federal, state and local income taxes which the Guarantor will be required to pay and which is attributable to the receipt of indemnification for a Tax Loss. In computing the amount of this Gross Up Payment, it will be assumed that the Guarantor is subject to tax by each taxing authority at the highest marginal tax rate in the respective taxing jurisdiction of the Guarantor, but giving effect to the tax benefits, if any, which the Guarantor may enjoy to the extent that any such tax is deductible in determining the tax liability of any other taxing jurisdiction. The Tax Loss and the Gross Up Payment shall be made in cash or in shares of the Company's common stock at the election of the Company.

     c) Each Guarantor shall be reimbursed by the Company for reasonable expenses including, but not limited to, accountant and attorney fees incurred by him or it as a result of the operation of any of the provisions of this Indemnification Agreement.

     3. Term of Agreement. This Agreement will terminate only on termination of
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        the Security Agreement and on the return of all of the Pledged Shares to the Guarantors.


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     4. Governing Law. This Agreement will be governed by and construed in
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        accordance with the laws of the State of Delaware.

     5. Successors and Assigns. This Agreement will be binding upon and will
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        inure to the benefit of the Company and each of the Guarantors, and their respective successors and assigns, executors and personal representatives.

     6. Multiple Counterparts. This Agreement may be executed in multiple
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        counterparts which, when taken together, will constitute one document.


     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                          EMPYREAN BIOSCIENCE, INC.


                                          By:
                                              ----------------------------
                                          Name:
                                          Title:


                                          UPTIC INVESTMENTS CO.

                                          By:
                                              ----------------------------
                                          Name:
                                          Title:


                                          ------------------------------------
                                          Richard C. Adamany


                                          ------------------------------------
                                          Bennett S. Rubin



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